UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 3, 2013
Date of Report (Date of earliest event reported)

DAYSTAR TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-34052	84-1390053
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)

2280 Leckie Road, Suite B
Kelowna, B.C. V1X-6G6 Canada
(Address of Principal Executive Offices) (Postal Code)

(778) 484-5159
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01	NOTICE OF FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING

DayStar Technologies Inc. (the “Company”) received notice from Nasdaq that it was not in compliance with Nasdaq’s Listing Rules due to a failure to hold an annual meeting within one year of the end of the Company’s fiscal year ending on December 31, 2011. DayStar notified Nasdaq that it believed it had complied with the Listing Rule since it held an annual meeting of stockholders on December 19, 2012. Daystar has been notified that the annual meeting held on December 19, 2012 did not meet the requirements of Nasdaq’s Listing Rules because the Company did not file a Proxy Statement on Form 14A prior to the meeting. Nasdaq noted that since the Company did not meet the listing requirement it would continue with the previously announced procedures to delist the Company’s securities. Nasdaq has offered the Company an opportunity to request a hearing to appeal this determination. The Company intends to request this hearing from Nasdaq. In the event the Company’s appeal is denied, the Company’s shares would qualify for listing on the OTCBB.

In addition, on November 20, 2012, Staff notified the Company that it had not received the Company’s Form 10-Q for the period ended September 30, 2012 (the “Form 10-Q”), as required by Listing Rule 5250(c)(1), and requested the Company submit a plan to regain compliance by no later than December 5, 2012. The Company then provided Staff with its compliance plan on December 5, 2012, the Company citing that it was adversely affected by a change in its Chief Financial Officer in November 2012 which contributed to its late filing and the missed 14A. The Company filed its Quarterly Report on Form 10Q on January 7, 2013.

The Company plans to appeal Staff’s determination to a Hearings Panel, pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. Hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request.

Exhibit No.	Description

99.1	Press Release issued by Daystar Technologies Inc. dated January 9, 2013, regarding delisting of the Company’s securities from The Nasdaq Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DAYSTAR TECHNOLOGIES, INC.

Date: January 9, 2013	By /s/Lorne Roseborough
Lorne Roseborough
President